[EXHIBIT 12 TO FORM S-3]


                      COLONIAL GAS COMPANY
            COMPUTATION OF EARNINGS TO FIXED CHARGES
                     (Dollars in Thousands)






                                                        Twelve
                      Year  Ended December 31,          Months
                                                        Ended
                                                        June, 30
               1990    1991    1992    1993    1994     1995


Earnings:

Income Before  $14,175 $16,515 $18,130 $20,174 $19,444 $18,030
Interest
Expense

Add:
State &
   Federal       3,013   4,632   7,211   8,116   7,210   5,086
   Income Taxes

Implied
   Interest on     692     497     444     500     304     284
   Leases


Total          $17,880 $21,644  $25,784 $28,789 $26,958 $23,400
Earnings

Fixed
Charges:

Interest on
   Long-        $7,858  $7,293   $7,386  $8,447  $8,079  $7,820
   Term Debt

Amortization
   of Debt          82      78       86     134     148     136
   Expense

Other
   Interest      1,617   1,497      448     (40)    712   1,595

Implied
   Interest on     692     497      444     500     304     284
   Leases

Total Fixed    $10,249  $9,365   $8,364  $9,041  $9,243  $9,835
   Charges

Ratio of
   Earnings to    1.74    2.31     3.08    3.18    2.92    2.38
   Fixed Charges



             [END OF EXHIBIT 12 TO FORM S-3]